                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                               THREE MONTHS                 SIX MONTHS
                                                               ENDED JUNE 30,              ENDED JUNE 30,
                                                          ------------------------     -----------------------
                                                              1997        1996             1997       1996
                                                          (UNAUDITED)  (UNAUDITED)     (UNAUDITED) (UNAUDITED)
                                                          -----------  -----------     ----------- -----------
Net income available to common stockholders               $  867,723  $  499,424       $1,431,200  $  585,244

Accrued dividends on preferred stock                               -           -                -      82,346
                                                          ----------  ----------       ----------  ----------
Net income for computing net income per share             $  867,723  $  499,424       $1,431,200  $  667,590
                                                          ==========  ==========       ==========  ==========
Weighted average common shares outstanding,
     assuming conversion of all preferred stock            5,387,981   5,261,443        5,370,472   4,628,413

Shares of common stock assumed to be issued upon
     exercise of common stock options and warrants to
     purchase common stock using treasury stock method       441,019     498,557          440,528     489,587
                                                          ----------  ----------       ----------  ----------
Weighted average number of common and common
     equivalent shares outstanding during the period       5,829,000   5,760,000        5,811,000   5,118,000
                                                          ==========  ==========       ==========  ==========
Net income per share                                      $     0.15  $     0.09       $     0.25  $     0.13
                                                          ==========  ==========       ==========  ==========


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